Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14A

(Form Type)

Thumzup Media Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$155,649,000.00	(1)	$0.00013810	$21,495.13	(2)
Fees Previously Paid	-
Total Transaction Valuation	$155,649,000.00
Total Fees Due for Filing				$21,495.13
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$21,495.13

(1)	Aggregate number of securities to which this transaction applies is 30,700,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of Thumzup Media Corporation (the “Registrant”) to be issued pursuant to the Agreement and Plan of Merger, dated August 18, 2025, by and among the Registrant, TZUP Merger Sub, Inc., and Dogehash Technologies, Inc.

(2)	Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 30,700,000 shares of the Registrant’s Common Stock by the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market, LLC on October 10, 2025, which date is within five business days prior to the filing of this proxy statement. In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.